ASSET PURCHASE AGREEMENT

by and among

Tri-Tel Communications, Inc.

The CRS Group, Inc.

and

Corporate Resource Services, Inc.,

Dated as of May  7, 2013

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Page

ARTICLE I PURCHASE AND SALE OF ASSETS................................................................................................................................1

Section 1.1.................................................................................................................................................Purchase and Sale of Assets  1

Section 1.2...........................................................................................................................................................................Excluded Assets  2

Section 1.3......................................................................................................................................................................Assumed Liabilities  3

Section 1.4.......................................................................................................................................................................Excluded Liabilities  3

Section 1.5...............................................................................................................................................................................Purchase Price  4

Section 1.6.....................................................................................................................................................................Closing Transaction  4

Section 1.7..............................................................................................................................................................Non-Assignable Assets  5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER.........................................................................................5

Section 2.1....................................................................................................................Organization and Qualification; Subsidiaries  5

Section 2.2......................................................................................Authority Relative to this Agreement and Related Matters  6

Section 2.3...........................................................................................................................................Seller Organizational Documents  6

Section 2.4...................................................................................................................No Conflict; Required Filings and Consents  6

Section 2.5..................................................Financial Statements; Undisclosed Liabilities; Absence of Certain Changes  7

Section 2.6..................................................................................................................................................................Absence of Litigation  7

Section 2.7............................................................................................................................................................Employee Benefit Plans  7

Section 2.8..............................................................................................................................................................................................Permits  8

Section 2.9..................................................................................................................................................Purchased Assets; Business  9

Section 2.10..................................................................................................................................................................Assumed Contracts            9

Section 2.11..............................................................................................................................................................Compliance with Laws            9

Section 2.12...............................................................................................................................................................................Labor Matters            9

Section 2.13....................................................................................................................................................................................Tax Matters            10

Section 2.14............................................................................................................................................................................................Brokers            10

Section 2.15..................................................................................................................................................................Intellectual Property            11

Section 2.16...............................................................................................................................................................................Real Property            12

Section 2.17.................................................................................................................................Investment in Shares Consideration            12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER AND CRS.............................................................13

Section 3.1.....................................................................................................Organization; Authority Relative to this Agreement  13

Section 3.2...................................................................................................................No Conflict; Required Filings and Consents  13

Section 3.3..................................................................................................................................................................Absence of Litigation  14

Section 3.4..............................................................................................................................................................................................Brokers  14

ARTICLE IV COVENANTS OF SELLER..............................................................................................................................................14

Section 4.1...................................................................................................Conduct of Business by Seller Pending the Closing  14

Section 4.2...............................................................................................................................................Notification of Certain Events  15

Section 4.3........................................................................................................................................Non-Competition; Non-Solicitation  15

Section 4.4................................................................................................................................................................................Name Change  17

Section 4.5..........................................................................................................................................................Payments to Employees  17

Section 4.6...........................................................................................................................................Representations and Warranties  17

ARTICLE V COVENANTS OF BUYER.................................................................................................................................................18

Section 5.1...........................................................................................................................................Representations and Warranties  18

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Section 5.2...............................................................................................................................................Notification of Certain Events  18

Section 5.3..................................................................................................................................................Access to Business Records  18

ARTICLE VI ADDITIONAL AGREEMENTS OF THE PARTIES..................................................................................................18

Section 6.1................................................................................................................................................................Access to Information  18

Section 6.2...........................................................................................Commercially Reasonable Efforts; Further Assurances  19

Section 6.3...............................................................................................................................................................Public Announcements  19

Section 6.4...............................................................................................................................................................................Transfer Taxes  19

Section 6.5..........................................................................................................................................................................................Consents  20

Section 6.6................................................................................................................................................................................No Solicitation  20

Section 6.7........................................................................................................Restrictions on Transfer of Shares Consideration  20

ARTICLE VII CONDITIONS TO THE CLOSING..............................................................................................................................21

Section 7.1...........................................................................................................................Conditions to Obligations of Each Party  21

Section 7.2.................................................................................................................Additional Conditions to Obligations of Buyer  21

Section 7.3..................................................................................................................Additional Conditions to Obligations of Seller  22

ARTICLE VIII TERMINATION....................................................................................................................................................................23

Section 8.1.......................................................................................................................................................................................Termination  23

Section 8.2..................................................................................................................................................................Effect of Termination  24

ARTICLE IX INDEMNIFICATION PROVISIONS..............................................................................................................................24

Section 9.1..........................................................................................................................................Seller’ Indemnification Obligation  24

Section 9.2.......................................................................................................................................Buyer’s Indemnification Obligation  25

Section 9.3..............................................................................................Procedures for Indemnification for Third Party Claims  25

Section 9.4......................................................................................................................................................................Exclusive Remedy  26

Section 9.5.....................................................................................................................................................................Assertion of Claims  27

Section 9.6...................................................................................................................................................................Effect of Knowledge  27

ARTICLE X GENERAL PROVISIONS...................................................................................................................................................27

Section 10.1.......................................................................................Survival of Representations and Warranties; Disclosure            27

Section 10.2............................................................................................................................................................................................Notices            27

Section 10.3........................................................................................................................................................................................Headings            28

Section 10.4........................................................................................................................................................................Entire Agreement            28

Section 10.5...........................................................................................................................................Assignment; Parties in Interest            29

Section 10.6..........................................................................................................................Governing Law; Consent to Jurisdiction            29

Section 10.7.................................................................................................................................................................................Counterparts            29

Section 10.8...................................................................................................................................................................................Severability            29

Section 10.9..............................................................................................................................................................Specific Performance            30

Section 10.10................................................................................................................................................................Fees and Expenses            30

Section 10.11.................................................................................................................................................................................Amendment            30

Section 10.12..........................................................................................................................................................................................Waiver            30

ARTICLE XI CERTAIN DEFINITIONS...................................................................................................................................................30

2

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[NOTE: TO BE UPDATED.]

Exhibit A            Form of Bill of Sale

Exhibit B            Purchase Price Allocation

Exhibit C-1            Form of Employment Agreement with [______________]

Exhibit E            Form of Assignment and Assumption Agreement

Exhibit F            Form of Assignment of Domain Names

Exhibit G            Form of Assignment of Trade Names

Seller Disclosure Schedule

Buyer Disclosure Schedule

3

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 7 2013 (the “Execution Date”), by and among Tri-Tel Communications, Inc., a New York corporation (“Seller”), The CRS Group, Inc. a Delaware corporation (“Buyer”) and Corporate Resource Services, Inc., a Delaware corporation (“CRS”).  Seller, Buyer and CRS are referred to collectively herein as the “Parties.”

WHEREAS, Buyer desires to purchase from the Seller substantially all of the assets of the Summit Software division of Seller, subject to certain limited exceptions as hereinafter specified, and to assume certain limited liabilities and obligations of the Seller as hereinafter specified, all upon the terms and conditions herein contained;

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver the same to Buyer upon the terms and conditions herein contained; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I	PURCHASE AND SALE OF ASSETS
Section 1.1	Purchase and Sale of Assets

On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall, purchase and acquire from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest, as of the Closing, in and to the following assets, properties and rights that are used in connection with the Business as currently conducted by Seller (collectively, the “Purchased Assets”):

(a)

all fixed assets, including, without limitation, all fixtures, furniture, furnishings, equipment, products, tools, programs, communications equipment, accessories, computers, computer hardware and peripheral devices, office and other equipment and appliances, any replacement and spare parts for any such assets, and all software embedded therein and all manuals, instruction booklets, forms, guides, written warranties, bills of sale, other documents of conveyance and other materials used in connection therewith or related thereto (collectively, the “Fixed Assets”), including without limitation, all Fixed Assets listed in Section 1.1(a) of the Seller Disclosure Schedule;

(b)

all contact information (including the name, phone number and address), resumes and records relating to all individuals that serve as who serve as the employees (such individuals, each of whom is listed in Section 1.1(b) of the Seller Disclosure Schedule, are collectively referred to herein as the “Employee Assets”);

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(c)

all books, customer lists, records, files and papers (“Business Records”) that contain information relating, directly or indirectly, to the Business or the Purchased Assets, including without limitation, all client and customer lists and information relating to Seller’s personnel and in place workforce.  To the extent any Business Records are in electronic format, Seller will provide such Business Records in electronic format [and in paper format.]

(d)

all contracts and agreements of Seller related to the Business listed in Section 1.1(d) of the Seller Disclosure Schedule (the “Assumed Contracts”) to the extent the required Consents related to the Assumed Contracts are obtained on or prior to the Closing Date;

(e)	all deposits held for the account or benefit of Seller under the Assumed Contracts;
(f)	all Intellectual Property listed in Section 2.15 of the Seller Disclosure Schedule;
(g)	all Permits listed in Section 1.1(g) of the Seller Disclosure Schedule, to the extent transferable;
(h)

all computers, computer programs, computer databases, hardware and software owned, licensed or used by the Seller in connection with the Business, including but not limited to any and all proprietary software of Seller owned, licensed or used by the Seller in connection with the Business (the “Software”);

(i)	the right to use any forms, processes and solutions developed by and for Seller and employed by Seller, on or prior to the Closing Date, in operating the Business;
(j)

all municipal, state and federal franchises, licenses, authorizations and permits of the Seller which are necessary to operate the Business or are related to the Purchased Assets; all prepaid charges, deposits, sums and fees of Seller relating to the Purchased Assets;

(k)	all claims and rights of Seller related to or arising from the Purchased Assets;
(l)	the name “Summit Software,” including any registered or unregistered trademark rights Seller may have in that name; and
(m)	all of the goodwill relating to the Business or any of the Purchased Assets.
Section 1.2	Excluded Assets

Notwithstanding anything to the contrary herein, Buyer shall not purchase from Seller any assets, properties and rights that are not included among the Purchased Assets (collectively, the “Excluded Assets”), listed on Seller’s Disclosure Schedule 1.2 and including, without limitation:

(a)	any of the business of Seller that is not included in the Business;
(b)

any cash and cash equivalents other than deposits described in Section 1.1(e), including checks received pending collection as of the close of business on the Closing Date, notes, bank deposits, certificates of deposit and marketable securities;

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(c)

any receivables arising from the operation of the Business and services performed in connection with the Business prior to the Closing Date (whether or not billed or invoiced prior to the Closing Date).

(d)	any deposits and cash collateral relating to Seller’s worker’s compensation insurance programs;
(e)

any contracts and agreements, whether written or oral, other than the Assumed Contracts; provided,  however, that in the event that the required Consents related to the Assumed Contracts are not obtained on or prior to the Closing Date, then the Assumed Contract for which such consent has not been obtained prior to the Closing Date shall be deemed an Excluded Asset hereunder;

(f)	any interests in any real estate including any leases, except for the Lease;
(g)

any claims, deposits, prepayments, prepaid expenses, refunds, rebates, credits, causes of action, rights of recovery, rights of setoff and rights of recoupment relating to or arising out of the ownership or operation of the Business or any of the Purchased Assets prior to the Closing;

(h)	any minute books, corporate seals, stock record books and stock transfer records of Seller; and
Section 1.3	Assumed Liabilities

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and pay, honor, perform and discharge when due the following liabilities and obligations, to the extent arising and relating to the period after the Closing (collectively, the “Assumed Liabilities”):

(a)

all liabilities and obligations under each Assumed Contract for the period after the Closing if and only if the required Consents related to such Assumed Contract are obtained on or prior to the Closing Date; and

(b)	all liabilities and obligations arising out of the operation of the Business after the Closing;
Section 1.4	Excluded Liabilities

Buyer shall not assume, and Seller shall remain exclusively obligated to discharge, all liabilities and obligations of Seller (whether known or unknown, including but not limited to any liabilities incurred with respect to the Seller Employee Plans) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

Section 1.5	Purchase Price
(a)

The purchase price (the “Purchase Price”) paid by the Buyer to the Seller for the Purchased Assets shall be CRS Shares to be paid or delivered, as applicable, in an amount and on the dates specified in this Section.

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(b)

Determination and Payment of CRS Shares.  At the Closing, the Buyer shall cause to be delivered to Seller Twenty-One Million CRS Shares (the “Shares Consideration”).  The Shares Consideration was determined based on a purchase price of Thirteen Million Seven Hundred and Fifty Thousand Dollars ($13,750,000) and a price per CRS Share of $0.6469.  CRS Shares issued as part of the Shares Consideration will not be registered under the Securities Act of 1933, as amended (the “Securities Act”).

Section 1.6	Closing Transaction
(a)

Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing and effectiveness of the Transactions (the “Closing”) will take place at 10:00 a.m., EST, on a date to be specified by the Parties (the “Closing Date”), which shall be not later than the Tenth Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of CRS, 160 Broadway 13th Floor, New York, NY 10038, unless another time, date or place is agreed to in writing by the Parties.

(b)	Actions and Deliveries by Seller. At the Closing, the Seller shall deliver to Buyer:
(i)	a bill of sale substantially in the form of Exhibit A dated the Closing Date and duly executed by Seller (the “Bill of Sale”);

(ii) an Assignment and Assumption of Customer Contracts and liabilities associated with the Customer Contracts, executed by Seller evidencing the Seller’s assignment and the Buyer’s assumption of the Customer Contracts and liabilities associated with the Customer Contracts in the form attached hereto as Exhibit B;

(iii) the Business Records;

(iv)	cross-receipt executed by the Seller, in the form of Exhibit C (Cross Receipt”)
(v)

a certificate from the secretary of the Seller certifying as to (i) the resolutions adopted by the directors and shareholders of the Seller authorizing the sale of the Purchased Assets and (ii) the incumbency information for the individual signing this Agreement on behalf of the Seller; and

(vi)	the certificates and documents required to be delivered by the Seller pursuant to Section 7.2.
(a)	Actions and Deliveries by Buyer. At the Closing, Buyer shall deliver:
(i)	to Seller the certificates and documents required to be delivered by Buyer pursuant to Section 7.3;
(ii)	to Seller the Bill of Sale dated the Closing Date and duly executed by Buyer;

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(iii)	to Seller the Cross Receipt dated the Closing Date and duly executed by Buyer; and
(iv)	to Seller the Assignment and Assumption Agreement dated the Closing Date and duly executed by Buyer.
Section 6.7	Non-Assignable Assets

Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any contracts or the transfer of any properties or assets requires the consent of any other Person or Governmental Authority and such consent has not been obtained, this Agreement shall not constitute an agreement to assign or transfer any such contracts, properties or assets or any claim, right or benefit arising thereunder or resulting therefrom if any such attempted assignment or transfer would constitute a breach or default thereunder or otherwise materially adversely affect the rights of Buyer thereunder.  If consent to the assignment or transfer of any such contracts, properties or assets is not obtained, or if an attempted assignment or transfer thereof in the absence of such a consent would be ineffective or would materially adversely affect the rights of Buyer thereunder, then, at Buyer’s request, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide to Buyer the benefits under such contracts, properties or assets; provided that such cooperation by Seller shall not cause Seller to violate any terms of any such contract or any applicable Law; provided,  further, that Buyer shall assume all of the post-Closing liabilities and obligations of Seller under such contracts to the extent to which Buyer receives the post-Closing benefits thereof.  Notwithstanding the foregoing, nothing in this Section 1.7 shall require Buyer to waive any condition to Closing contained in Section 7.1 or 7.2 hereof or excuse Seller from making all deliveries required by Section 1.6(b).

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that as of the date hereof and as of the Closing:

Section 2.1	Organization and Qualification; Subsidiaries
(a)

Except as set forth in Section 2.1(a) of the Seller Disclosure Schedule, the Seller is an entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Seller has the requisite power and authority, corporate and otherwise, to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Business as it is now being conducted.  Except as set forth in Section 2.1(a) of the Seller Disclosure Schedule, Seller is qualified to do business and in good standing in the jurisdictions set forth in Section 2.1(a) of the Seller Disclosure Schedule, which includes each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, other than those jurisdictions in which the failure to so qualify or be in good standing would not have a Seller Material Adverse Effect.

(b)	Section 2.1(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the ownership interests of Seller, broken down by the percentage owned;

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(c)	Section 2.1(c) of the Seller Disclosure Schedule sets forth a complete and accurate list, of each state in which Seller does business.
(d)	Seller has no Subsidiaries.
Section 2.2	Authority Relative to this Agreement and Related Matters

Seller has all necessary power and authority, corporate and otherwise, to enter into this Agreement and the other agreements and instruments to be delivered by Seller pursuant to this Agreement and to carry out its obligations hereunder and thereunder.  The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and therby (the “Transactions”) have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by CRS and Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3	Seller Organizational Documents

Seller has heretofore furnished to Buyer true, complete and correct copies of its certificate of incorporation and bylaws (together, the “Seller Organizational Documents”).  Such Seller Organizational Documents are in full force and effect.

Section 2.4	No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the Transactions will not, (a) conflict with or violate the organizational documents of Seller, (b) conflict with or violate any Law or Order applicable to Seller, or by which Seller or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation, oral or written, to which Seller is a party or by which Seller or any of its properties is bound, or (d) require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.4 of the Seller Disclosure Schedule, (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or (iii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other acts or omissions could not reasonably be expected to have Seller Material Adverse Effect.

Section 2.5	Financial Statements; Undisclosed Liabilities; Absence of Certain Changes
(a)

Seller has delivered to Buyer unaudited financial statements, prepared by management, attached as Section 2.5 to the Seller Disclosure Schedule (all such financial statements

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and any notes thereto are hereinafter collectively referred to as the “Financial Statements”).  All information set forth in the Financial Statements is true and correct and does not omit to state any material fact.

(b)

Except as set forth in Section 2.5 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, there has not occurred any Seller Material Adverse Effect and since December 31, 2012, Seller has conducted the Business in the ordinary course of business, consistent with past practice.

Section 2.6	Absence of Litigation

Except as disclosed in Section 2.6 of the Seller Disclosure Schedule, as of the date hereof (a) there is no private or governmental action, suit, proceeding, litigation, arbitration, or investigation, criminal prosecution or inquiry (“Action”) concerning Seller or the Purchased Assets pending or, to the knowledge of the Seller, threatened and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against Seller or the Purchased Assets that, in either case, affects or is reasonably likely to affect the Purchased Assets or Seller’s performance of its obligations under this Agreement.

Section 2.7	Employee Benefit Plans

Section 2.7 of the Seller Disclosure Schedule sets forth a true and complete list of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained, sponsored or contributed to by Seller or any entity that would be deemed a “single employer” with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code, and all bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit and other similar fringe and employee benefit plans, programs, policies and arrangements, and all employment and consulting agreements, in each case for the benefit of, or relating to, any employee or former employee of Seller (including their beneficiaries) (collectively, the “Seller Employee Plans”). Except as set forth in Section 2.7 of the Seller Disclosure Schedule, with respect to any of the Seller Employee Plans, (i) each Seller Employee Plan (other than a Multiemployer Plan) intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or, pursuant to Revenue Proceeding 2005-16, may rely upon an opinion or advisory letter; (ii) no such Seller Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA that is subject to Sections 4063 and 4064 of ERISA (a “Multiple Employer Plan”), and no withdrawal liability exists with respect to any Multiemployer Plan or Multiple Employer Plan; (iii) there has been no “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of any of the Seller Employee Plans; (iv) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA) has been incurred, and no excise or other Taxes have been incurred or are due and owing by Seller with respect to any of the Seller Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (v) no Action has been instituted or is threatened against or with respect to any Seller Employee Plan (other

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than routine claims for benefits and appeals of such claims); (vi) each Seller Employee Plan (other than a Multiemployer Plan) complies and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (vii) no Seller Employee Plan (other than a Multiemployer Plan) is under audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Authority; (viii) except as required by Section 4980B(f) of the Code, no Seller Employee Plan provides medical, death or welfare benefits (whether or not insured) with respect to current or former employees of Seller beyond their retirement or other termination of employment; and (ix) the consummation of the Transactions (either alone or in conjunction with any other event) will not entitle any current or former employee of Seller to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise) or increase the amount of compensation due to any employee of Seller.

Section 2.8	Permits

Section 2.8 of the Seller Disclosure Schedule lists the material Permits required in connection with the operation of the Business as it is now being operated and conducted by Seller (collectively, “Seller Permits”).  Seller is in compliance with the terms and conditions of such Seller Permits, and, as of the date hereof, no revocation, suspension or cancellation of any such Seller Permit is pending or, to the knowledge of the Seller, threatened.

Section 2.9	Purchased Assets; Business
(a)

Except as set forth in Section 2.9(a) of the Seller Disclosure Schedule, Seller has good, marketable and valid title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Purchased Assets (except for such Purchased Assets disposed of as permitted by Section 4.1), in each case free and clear of all Encumbrances, except for Permitted Encumbrances and as set forth in the Financial Statements.  Except as set forth in Section 2.9 of the Seller Disclosure Schedule, none of the Purchased Assets are subject to any covenant or restriction prohibiting or limiting their transfer under this Agreement.  Except as set forth in Section 2.9 of the Seller Disclosure Schedule, Seller does not own or lease any real property used in or otherwise related to the Business.

(b)

Except as set forth in Section 2.9(b) of the Seller Disclosure Schedule, the Purchased Assets and the portion of the Facility utilized by the Business: (i) constitute all of the assets necessary to conduct the Business in the manner in which it has been operated and conducted by Seller in the past year and as it is currently operated and conducted, and (ii) are in the exclusive possession and control of the Seller and no person or entity other than the Seller is entitled to possession of any portion of the Purchased Assets or the portion of the Facility utilized by the Business.

Section 2.10	Assumed Contracts

Except as set forth in Section 2.10 of the Seller Disclosure Schedule, Seller has made available to Buyer a correct and complete copy of each Assumed Contract, or in the case of an oral Assumed Contract, a correct and complete written description thereof.  With respect to each Assumed Contract, except as set forth in Section 2.10 of the Seller Disclosure Schedule:  (i) the Assumed Contract is a legal, valid and binding obligation of the parties thereto and is in full force and effect; (ii) Seller is not in breach of or default in any material respect, and no event has occurred that with the

7148758.4

passage of time or giving of notice or both would constitute such a breach or default in any material respect by Seller under the Assumed Contract; and (iii) to Seller’s knowledge, no other party to an Assumed Contract is in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by such other party, under any such Assumed Contract.

Section 2.11	Compliance with Laws

The Business has been operated since January 4, 2008 in compliance in all material respects with all Laws applicable thereto.

Section 2.12	Labor Matters
(a)

Except as set forth in Section 2.12(a) of the Seller Disclosure Schedule, and, only with respect to employees who are not Employee Assets, except as would not have a Seller Material Adverse Effect, Seller: (i) is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, pay equity and wages and hours, in each case, with respect to current, former or retired employees or consultants of Seller (collectively, “Seller Employees”); and (ii) has timely withheld and paid over to the appropriate Governmental Authorities all amounts required by Law to be withheld from the wages, salaries and other payments to Seller Employees.

(b)

Seller is not involved in or threatened with any labor dispute, grievance or Action relating to labor, safety or discrimination matters concerning the Business or any Employee Asset, including, without limitation, charges of unfair labor practices or discrimination complaints.  Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act concerning the Business or any Employee Asset.  Seller is not a party to, or bound by, any collective bargaining agreement concerning the Business or any Employee Asset and no collective bargaining agreement concerning the Business or any Employee Asset is being negotiated by Seller.

Section 2.13	Tax Matters
(a)

Except as set forth in Section 2.13 of the Seller Disclosure Schedule, Seller, and each other Person included in any consolidated or combined Tax Return or part of an affiliated group, within the meaning of Section 1504 of the Code, of which Seller is or has been a member (i) has paid or caused to be paid all Taxes required to be paid by it, including any Taxes shown to be due on any Tax Return filed by it, (ii) has filed or caused to be filed all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed and (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)

Except as set forth in Section 2.13 of the Seller Disclosure Schedule, (i) there is no Action or audit pending or, to the knowledge of Seller, threatened with respect to any liability for Tax relating to income of Seller for which a material amount of Tax is at issue, (ii) there is no liability for Tax pursuant to United States Treasury Regulations Section 1.1502-6 (or any comparable provision of state or local law), (iii) no Tax liens exist for any Taxes upon any of the Purchased Assets other than liens for Taxes not yet due, and to the Seller’s knowledge, no deficiency or addition to Taxes, interest or penalties for any Taxes has been proposed, asserted or assessed

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against the Seller or any member of any affiliated or combined group of which the Seller was or is a member, (iv) no claim has ever been made by any Taxing authority in a jurisdiction in which the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction; and (v) the Seller (including all predecessors thereof) has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as withholding of Taxes from the wages of employees), and the Seller has not been and is not liable for any Taxes for failure to comply with such Laws.

Section 2.14	Brokers

Except as set forth in Section 2.14 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller and any such fee or commission shall be borne by the Seller.

Section 2.15	Intellectual Property

Section 2.15 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property owned or licensed by Seller and used or useful in connection with the Business (collectively, the “Business Intellectual Property”), and, to the Seller’s knowledge, the Business Intellectual Property is sufficient for the conduct of the Business as currently conducted.

(a)

Except as set forth in Section 2.15 of the Seller Disclosure Schedule, to the Seller’s knowledge (i) with respect to any Business Intellectual Property owned by Seller (as opposed to Business Intellectual Property of which Seller is a licensee), Seller owns all right, title and interest to all such Business Intellectual Property, without any conflict known to Seller with the rights of others, (ii) no Person other than Seller has the right to use the Business Intellectual Property owned by Seller, and (iii) Seller has the valid right to use, pursuant to a license, sublicense or other agreement, any Business Intellectual Property that is owned by a Person other than Seller.

(b)

(i) To the Seller’s knowledge, the conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise conflict with any Intellectual Property right of any third Person, (ii) the Seller has not received from any Person in the past 5 years any written notice, charge, compliant, claim or assertion of any of the foregoing and (iii) no such claim is impliedly threatened by an offer to license Intellectual Property rights from any third Person under claim of use.

(c)

To the Seller’s knowledge, the execution and delivery of this Agreement and the consummation of the Transactions will not result in the loss of, or any Encumbrance on, the rights of Seller with respect to the Business Intellectual Property owned by it;

(d)

To the Seller’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third Person the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Business Intellectual Property owned by Seller, or (ii) any license, sublicense and other agreement as to which Seller is a party and pursuant to which Seller is authorized to use any third Person Business Intellectual Property, excluding generally commercially available, off-the-shelf software programs.

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(e)

To the Seller’s knowledge, no claim by any third Person contesting the validity, enforceability, use or ownership of any of the Business Intellectual Property has been made, is currently outstanding or, to Seller’s knowledge, has been threatened, and to Seller’s knowledge, there are no grounds for the same.

(f)

To the Seller’s knowledge, the loss or expiration of any Business Intellectual Property rights would not reasonably be expected to result in a Seller Material Adverse Effect, and no such loss or expiration is threatened, pending or reasonably foreseeable.

Real Property
Seller has good and marketable title to the facility located at [9307 Maumelle Blvd., North Little Rock, AR 72113] (the “Facility”), free and clear of all Encumbrances, except for Permitted Encumbrances.